EXHIBIT 99.1

The Wendy’s Company Announces Refinancing Transaction

Dublin, Ohio (November 28, 2017) – The Wendy’s Company (NASDAQ: WEN) (the “Company”) today announced that certain of its subsidiaries commenced a refinancing transaction, which will consist of the refinancing of a portion of their outstanding securitization debt with a new series of securitized debt.

—	The Company’s last refinancing occurred in June 2015, with the issuance of a $2.275 billion securitized financing facility including three tranches of fixed rate notes with principal amounts of $875 million (the “Series 2015-1 Class A-2-I Notes”), $900 million (the “Series 2015-1 Class A-2-II Notes”), and $500 million (the “Series 2015-1 Class A-2-III Notes”), respectively, and $150 million of variable funding notes (the “Series 2015-1 Class A-1 Notes”).
—	The Company’s subsidiaries intend to issue at least $875 million of new senior secured notes (the “Series 2018-1 Notes”) and plan to use the net proceeds from the sale of the Series 2018-1 Notes to redeem the Series 2015-1 Class A-2-I Notes, pay related transaction and prepayment costs, and for general corporate purposes. At the end of the third fiscal quarter of 2017, the balance of the Series 2015-1 Class A-2-I Notes outstanding was approximately $858 million.
—	The Company’s subsidiaries also intend to enter into a new $150 million variable funding note facility, which will replace the Series 2015-1 Class A-1 Notes.

The consummation of the offering is subject to market and other conditions and is anticipated to close in the first quarter of 2018.  There can be no assurance regarding the timing of the refinancing transaction or that we will be able to complete the refinancing transaction on the terms described or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Series 2018-1 Notes or any other security.  The Series 2018-1 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including statements regarding the expected use of proceeds from the offering.  Those statements, as well as statements preceded by, followed by, or that include the words “will,” “intends,” “expected” or “would be,” constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  These factors include, but are not limited to, the impact of general market, industry, credit and economic conditions, as well as other factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

About The Wendy’s Company

The Wendy's Company is the world’s third-largest quick-service hamburger company.  The Wendy's system includes approximately 6,500 franchise and Company-operated restaurants in the United States and 30 countries and U.S. territories worldwide.  For more information, visit www.aboutwendys.com.

Investor contact:
Peter Koumas, Director of Investor Relations
(614) 764-8478
Peter.Koumas@wendys.com